                                                                   EXHIBIT 10.14

                            ASSET PURCHASE AGREEMENT

                          PAY TELEPHONE AMERICA, LTD.
                                       &
                         TELALEASING ENTERPRISES, INC.




THIS ASSET PURCHASE AGREEMENT ("Agreement") is made November 1, 1996, by and between Pay Telephone America, Ltd., hereinafter referred to as "PTA" or "Seller," and Telaleasing Enterprises, Inc., hereinafter referred to as Telaleasing", "TEI", "Purchaser" or "Buyer".

                              W I T N E S S E T H,
                              -------------------

     WHEREAS, the Seller owns and operates pay telephones and related service facilities pursuant to agreements which are sometimes styled "Public Communication Location Agreements," "Public Telephone Equipment and Service Contracts," "Pay Telephone Agreements," "Coin Operated Telephone Equipment and Service Contracts," "Contracts," "Pay Phone Location Agreements," "Royalty Agreements," "Vending Agreements," "Leases," or other similar names and hereinafter are called "Location Agreements"; and

     WHEREAS, Pay Telephone America, Ltd. is a Mississippi Corporation; and

     WHEREAS Johnston Industries Alabama, Inc., an Alabama Corporation, is the sole shareholder of PTA. Johnston Industries Alabama, Inc. will guarantee fully, absolutely and without recourse the performance and obligations of PTA hereunder; and

     WHEREAS Johnston Industries, Inc., a Georgia Corporation, is the sole Shareholder of Johnston Industries Alabama, Inc. Johnston Industries, Inc. will guaranty fully and absolutely the performance of Johnston Industries Alabama, Inc. on its guaranty; and

     WHEREAS, Purchaser is an Illinois corporation, solely owned by Davel Communications Group, Inc. ("Davel"). Davel will guarantee fully, absolutely and without recourse the performance and obligations of Purchaser hereunder; and

     WHEREAS, Purchaser is in the business of owning and operating pay telephones and providing associated services; and

     WHEREAS, Purchaser and Seller entered into a Letter of Intent dated October 1, 1996 which Letter was assigned to Davel's wholly owned subsidiary, Telaleasing Enterprises, Inc. Said Letter of Intent contemplates the transaction memorialized by this Agreement. Any rights, duties and obligations of Davel, Telaleasing or PTA created by, or arising out of, said Letter of Intent and any amendments thereto are terminated and void as of the date of this Agreement. This Agreement shall be the sole expression of the intent of the parties, their rights, duties and obligations with respect to all matters arising out of the transaction contemplated by the Letter of Intent or this Agreement; and

     WHEREAS, Subject to the terms and conditions hereinafter set forth, the Seller desires to sell, and the Purchaser desires to purchase all of Seller's installed pay telephones consisting of units in Mississippi, Alabama, Tennessee, Louisiana, Arkansas, Florida and Texas together with associated Location Agreements, equipment, software, furniture, fixtures, computers, office equipment, parts, contracts and inventory.

     NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

     1.   ASSETS TO BE PURCHASED.

          Subject to the terms and conditions set forth herein, Purchaser agrees to purchase and acquire from the Seller, and the Seller agrees to sell, transfer, assign and convey to the Purchaser, free and clear of any and all liens and encumbrances except for (i) obligations imposed by the Location Agreements which shall be assumed by Purchaser, (ii) as set forth below in this paragraph and (iii) liens and encumbrances arising out of any matter set forth in Exhibit 3-h which liens and encumbrances shall be reserved for in the Escrow referred to in (P) 2(b) hereof, or otherwise indemnified against under the provisions of (P) 15(a) hereof) approximately 1,000 installed pay telephones located in Mississippi, Alabama, Tennessee, Louisiana, Arkansas, Florida and Texas ("Installed Pay Telephones"), associated enclosures, equipment, inventory, software, computers, fixtures, furniture, tools, parts, supplies, associated Location Agreements, and all assets and records (or true and exact copies thereof) directly used in the operation of the Installed Pay Telephones. All of said assets, including the Installed Pay Telephones, may be collectively referred to herein as the "Assets" and are more fully described below. No liabilities are assumed by the Purchaser except as explicitly described in this Agreement. At Exhibit 1 is set forth a list of known, scheduled liens to which the Assets may be subject, the parties shall obtain the release of said liens by payment of Seller's funds distributed at Closing (as hereafter defined) or as otherwise provided in this (P) 1. The Assets include, but are not limited to, the following:

          (a) Installed Pay Telephones, Equipment and Location Agreements. All equipment, communications equipment, Pay Telephones, enclosures, masts, cables, wiring, electrical wiring, conduit, slabs and related property used in connection with, or located at, all of Seller's Installed Pay Telephones and associated Location Agreements, a true and correct list of which is attached hereto as Exhibit 1-a. All rights, duties, obligations and liabilities arising out of the Location Agreements and attributable to periods prior to Closing shall be retained by Seller and all such rights, duties, obligations and liabilities attributable to periods after Closing shall be assumed by and be the property and obligation of the Purchaser. A few Location Agreements may not be memorialized by a writing but are nonetheless assigned by this Agreement. All written Location Agreements are listed in Exhibit 1-a and the originals of said Agreement are attached to Exhibit 1-a,

          (b) Equipment and Inventory. As described in Exhibit 1-b,

          (c) Business Records. As requested by Purchaser all original location files and true and exact copies of all financial and business records pertaining to the Assets or necessary for the operation of the Assets,

          (d) Warranties and Licenses. All warranties and licenses and patents, if any and to the extent transferable, relating to any of Assets including, but not limited to, computer software licenses,

          (e) Prepaid Expenses and Deposits. All coin in the Pay Telephones at Closing for which Seller shall receive a credit at Closing, above and beyond the purchase price, based on the mutually determined best estimate of the parties and on polling and collection procedures satisfactory to the parties,

          (f) Accounts Receivable. All accounts receivable attributable to periods after Closing. Seller shall provide such notification to payers regarding payment for amounts attributable to post closing periods as Purchaser shall reasonably request. All accounts receivable attributable to periods prior to closing shall remain the property of Seller and are not conveyed hereby. Buyer shall promptly notify Seller upon receipt of any such accounts and shall promptly pay any such accounts so received to Seller,

          (g) Revenues. All revenues attributable to periods subsequent to Closing,

          (h) Name. Buyer shall have the right to use the name "PTA" and the name Pay Telephone America, Ltd. in its pay phone and telecommunications operations; however, Seller makes no representation that it has any proprietary or exclusive right to such name.

          (i) Contractual Rights. All contractual rights to install pay telephones not yet installed which contracts are summarized and attached hereto at Exhibit 1(i).

     2.   CONSIDERATION.

          (a) Purchase Price. As consideration for the transfer and assignment of the Assets, Purchaser shall pay a total purchase price of $3,500,000.

          (b) Payment at Closing. $533,000 of the purchase price shall be paid at Closing into escrow ("Escrow") and held and paid as set forth at (P) 2(c),
(P) 15(a) and (P) 18. The escrowed amount is held as security against, and is subject to deduction for, Sellers failure to perform its representations, warranties and covenants herein including but not limited to payment by Seller of those items specified in paragraphs 2(c), 3(a), 3(b), 3(c), 3(g), 3(h), 3(i), 3(l), 3(m), 3(n), 3(o), 3(q), 6(b), 6(c), 6(e), 11, 12, 14 and 15 of this
Agreement. The balance of the purchase price shall be paid as directed by Seller at Closing.

          (c) Kenner & Ridgeland Contracts Scheduled at Contract #015 in Exhibit 1-a are twenty-two (22) Installed Pay Telephones under contract with CF Kenner Associates ("Kenner Contract") and at Contract #033 in Exhibit 1-a are scheduled sixteen (16) Installed Pay Telephones under contract with the Ridgeland Associates ("Ridgeland Contract") both the Kenner Contract and the Ridgeland Contract require written consent by the Business Owner for the sale and assignment to Davel. In all events the equipment installed pursuant to the Kenner and Ridgeland Contracts shall remain the property of Buyer; however, it is the obligation of Seller to obtain such written consents which consents have not been obtained prior to Closing, therefore:

               (i) Upon delivery to Buyer by Seller of written consent, substantially in the form as set forth at Exhibit 2-c-i ("Kenner Consent"), for the transfer of the Kenner Contract, the parties shall immediately direct the Escrow Agent (as defined below) to release the sum of $61,600 to Seller, less any amounts previously paid for the Kenner contract pursuant to (P) 2(c)(ii). Upon delivery to Buyer by Seller of written consent, substantially in the form as set forth at
          Exhibit 2-c-ii ("Ridgeland Consent"), for the transfer of the Ridgeland Contract, the parties shall immediately direct the Escrow Agent to release the sum of $44,800 less any amounts previously paid for the Ridgeland contract pursuant to (P) 2(c)(ii) to Seller.

               (ii) Until such time as the Kenner Consent is provided to Buyer, Buyer shall upon the request of Seller consent to the release from Escrow of the sum of $63.00 per month per phone for each month during which a phone is installed and Buyer has received the benefits of the Kenner Contract, or substantially similar benefits, for the applicable phone. In no event shall the amount released for each installed phone pursuant to the Kenner Contract exceed $2,800 for such phone. Until such time as the

          Ridgeland Consent is provided to Buyer, Buyer shall upon the request of Seller consent to the release from Escrow of the sum of $63.00 per month per phone for each month during which a phone is installed and Buyer has received the benefits of the Ridgeland Contract, or substantially similar benefits, for the applicable phone. In no event shall the amount released for each installed phone pursuant to the Ridgeland Contract exceed $2,800 for such phone.

               (iii) To the extent Pay Telephones installed pursuant to the Ridgeland and Kenner Contracts are required to be removed or to the extent it has been finally determined by the lapse of time or otherwise that Buyer is not entitled to Escrow Funds pursuant to the terms of this paragraph (P) 2-c, Seller shall consent to the release of such funds to Buyer. Further, should the Kenner or Ridgeland Contracts be renewed on substantially different terms, the parties will agree to reasonable adjustments respecting distributions of Escrow funds consistent with the terms and the provisions of this paragraph, (P) 2-c.

          (d) Price Allocation. The purchase price shall be allocated among the assets as required by applicable law and regulation and the parties agree that after Closing they shall agree to and file an Asset Acquisition Statement prepared pursuant to I.R.C. (S)1060 on IRS Form 8594 consistent with said allocation.

     3.   REPRESENTATIONS AND WARRANTIES.

                    Seller's Representations and Warranties

          The Seller represents and warrants to the Purchaser that the following are true and correct as of the date hereof, and will be true and correct on the Closing Date (as hereafter defined) except as Seller may notify Purchaser prior to Closing in a signed writing. Any such notification prior to Closing which modifies any of the following representations and warranties shall, at the sole option of Purchaser, result in termination of this Agreement without any liability for such termination to Seller:

          (a) Taxes. No claim or liability is pending or has been assessed or asserted, or has been threatened against the Seller in connection with any taxes which are, or may become, a lien against the Assets.

          (b) Financial Information. The Seller has furnished to Buyer detailed, historical financial information which is accurate in all material respects. To the best of Seller's knowledge no fact or condition exists, or is contemplated or threatened, which would have a material adverse effect on the business of Seller or the Assets.

          (c) No Finders or Brokers. No agent, broker or other person acting pursuant to the Seller's authority is entitled to make any claim against the Purchaser or the Seller for any commission or finder's fee in connection with the transactions contemplated by this Agreement.

          (d) Approval of Government Agencies. To the best knowledge and belief of Seller no approval of any governmental or administrative agency or authority is required as a condition to the execution and delivery of this Agreement by the Seller or its consummation of the transactions contemplated hereby.

          (e) Approval of Third Parties. Except as set forth at Exhibit 3-e, there is no unobtained approval of any third party, except pursuant to release of liens, required as a condition to the execution and delivery of this Agreement by the Seller or the consummation of the transactions contemplated hereby. The obligation for the receipt of all such approvals shall rest solely with Seller and is a condition precedent to Closing and payment.

          (f) No Prohibition Against Purchaser. The Seller is not a party to, or otherwise subject to, any agreement, indenture, instrument, lease, judgment or any other decree or any other regulation or demand of any government, bureau, board or agency which would prohibit the consummation of the transaction contemplated by his Agreement or would otherwise be breached or impaired by such consummation.

          (g) Title to Assets. Except as set forth at (P) 1 and Exhibit 1 the Seller is the owner of all the Assets and will convey the Assets to the Purchaser free and clear of all mortgages, pledges, liens (including liens for taxes due and payable), encumbrances, charges, claims, title retention agreements or other security interests or arrangements except as specifically provided herein. Purchaser shall assume no responsibility for any liability, claim or obligation of Seller arising prior to the date of Closing and otherwise only as provided in this Agreement.

          (h) Litigation. Except as set forth at Exhibit 3-h, Seller has operated the Assets in material compliance with all applicable laws, rules and regulations except as may be immaterial to this transaction. There are no actions, lawsuits or proceedings pending or threatened against the Seller in law or in equity or before any governmental agency, that if determined adversely to the Seller would materially affect the Assets being sold hereunder or that would bring into question the validity of this Agreement or any action taken or to be taken in accordance with or in connection with this Agreement.

          (i) Contractual Interests. The Location Agreements are in full force and effect except for the Kenner and Ridgeland Contracts. To the best of Seller's knowledge there are no existing defaults under these agreements on the part of Seller, which are, individually or in the aggregate, material to the operation of the Assets. All available originals, and where none is available an exact copy, if available, of each Location Agreement as scheduled at Exhibit
1-a and associated documents have been furnished to the Purchaser. The Seller is not a party to any other material contract, agreement or understanding (whether oral or written) relating to the Assets or Location Agreements.

          (j) Fixed Assets and Inventory. The Assets conveyed by this Agreement are conveyed in an "as is" condition and no warranty as to condition or fitness is made except that Seller warrants that all Installed Pay Telephones are operational (except to the extent pending, filed applications for lines have not been approved) as of Closing and that it has no knowledge of any condition or state of the Assets which would have a material adverse effect on the Assets, taken as a whole.

          (k) Employment Agreements. Seller has no employment or consulting contracts relating to the Assets which will cause any lien to attach or charge to be imposed on or against the Assets.

          (l) Location Agreements. Seller warrants that as of the execution of this Agreement, it has no knowledge of any claims existing or contemplated against Seller whatsoever by the parties to the Location Agreements.

          (m) Payment of All Taxes. The Seller has paid, or will pay as they become due, all sales, excise, use, income or other taxes or similar charges due and payable or to become due and payable by Seller for all periods prior to Closing, the non-payment of which may subject Purchaser to liability, jointly or severally, in whole or in part for such amounts. Notwithstanding anything to the contrary contained in this Agreement, Seller shall be responsible and liable for all taxes relating to the Assets or their use on or before the Closing and Purchaser shall be responsible and liable for all taxes relating to the Assets and their use after Closing. After the Closing, each party shall cooperate with the other in dealing with any taxing authority with respect to the business conducted and the Assets. Purchaser may, at its sole discretion if Seller has failed to pay such taxes or charges within 10 days of Seller's receipt of written notice, pay said taxes or charges and (i) give prompt notice to Seller for reimbursement, such reimbursement to be made within three (3) business days; or (ii) pay such taxes or charges and deduct same as a credit against the balance of the purchase price or any other consideration due to

Seller. Buyer shall not pay any such taxes which are the subject of dispute between Seller and the applicable taxing authority provided Seller gives Buyer written notice of such dispute and provided that such non-payment does not disrupt or interfere with Buyer's continued use or revenues from the purchased assets. This provision does not relieve Seller from its obligation to pay such charges or taxes if Purchaser does not avail itself of the foregoing remedies.

          (n) Noncancelability of Location Agreements. The Location Agreements are not terminable due to the execution of this Agreement or the performance of the terms hereof.

          (o) Payment of All Commissions. The Seller has paid, or will pay, on or prior to the Closing Date, all commissions due from Seller or attributable to periods prior to Closing under all Location Agreements. Alternatively, the Seller shall pay such commissions as they become due after the Closing for the period before the Closing. If the Seller fails to pay any such commissions arising for periods before the Closing, the Purchaser may pay any such commissions at its sole discretion if Seller has failed to pay such commissions within 10 days of Seller's receipt of written notice, pay said commissions and
(i) give prompt notice to Seller for reimbursement, such reimbursement to be made within five (5) business days; or (ii) pay such commissions and deduct same as a credit against the balance of the purchase price or any other consideration due to Seller. Buyer shall not pay any such commissions which are the subject of dispute between Seller and the applicable location provided Seller gives Buyer written notice of such dispute and provided that such non-payment does not disrupt or interfere with Buyer's continued use or revenues from the purchased assets. This provision does not relieve Seller from its obligation to pay such commissions if Purchaser does not avail itself of the foregoing remedies.

          (p) Installed Pay Telephone Keys. The Seller has delivered to the Purchaser, on or prior to the Closing Date, all keys to the Installed Pay Telephones, including keys to the upper housing and lower housing, and there are no other keys or copies thereof held by any other parties, including employees of Seller to the best of Seller's knowledge and belief.

          (q) Payment of Telephone Charges. The Seller has paid, or will pay, on the later of the Closing date or when billed by the local exchange carrier, all telephone bills and charges due from the Seller to the local exchange carrier, any interexchange carriers or to any other entity or party for services provided for all periods prior to Closing and attributable to the Assets. Alternatively, the Purchaser may pay any such bills and charges at its sole discretion if Seller has failed to pay such bills and charges within 10 days of Seller's receipt of written notice, pay said bills and charges and (i) give prompt notice to Seller for reimbursement, such reimbursement to be made within three (3) business days; or (ii) pay such bills and deduct same as a credit against the balance of the purchase price or any other consideration due to Seller. Buyer shall not pay any such bills or charges which are the subject of dispute between Seller and the applicable creditor authority provided Seller gives Buyer written notice of such dispute and provided that such non-payment does not disrupt or interfere with Buyer's continued use or revenues from the purchased assets. This provision does not relieve Seller from its obligation to pay such bills or charges if Purchaser does not avail itself of the foregoing remedies.

          (r) Corporate Standing. Pay Telephone America, Ltd. is a corporation duly organized and validly existing in good standing under the laws of Mississippi with full power and authority to own its properties and conduct its business as conducted. Seller shall provide a Certificate of Good Standing from the State of Mississippi as of a recent date reasonably satisfactory to Buyer.

          (s) Corporate Authority. This Agreement and the transactions contemplated hereby have been duly and validly authorized and, at Closing, good title to the Assets will be vested in the Seller and transferred to the Purchaser free and clear of any claims or encumbrances (except as described at (P) 1 and Exhibit 1) above or created by Purchaser or obligations of Purchaser. This Agreement shall, when executed, be a valid and binding obligation of Seller and its Guarantor. Seller shall provide Purchaser at or prior to Closing with Certified Resolutions and a Secretary's Certificate in form reasonably satisfactory to Buyer as evidence of authority for the transaction memorialized by this agreement.

                   Purchaser's Representations and Warranties

     The Purchaser represents and warrants to the Seller that the following are true and correct as of the date hereof, and will be true and correct on the Closing Date except as Purchaser may notify Seller prior to Closing in a signed writing. Any such notification prior to Closing which modifies any of the following representations and warranties shall, at the sole option of Seller, result in termination of this Agreement without any liability for such termination to Purchaser:

          (t) No Finders or Brokers. No agent, broker or other person acting pursuant to the Purchaser's authority is entitled to make any claim against the Seller for any commission or finder's fee in connection with the transactions contemplated by this Agreement.

          (u) Approval of Government Agencies. No approval of any governmental or administrative agency or authority is required as a condition to the execution and delivery of this Agreement by the Purchaser or its consummation of the transactions contemplated hereby.

          (v) Approval of Third Parties. No approval of any third party is required as a condition to the execution and delivery of this Agreement by the Purchaser or its consummation of the transactions contemplated hereby. The obligation for the receipt of any such approvals shall rest solely with Seller and is a condition precedent to Closing and payment.

          (w) No Prohibition Against Purchaser. The Purchaser is not a party to, or otherwise subject to, any agreement, indenture, instrument, lease, judgment or any other decree or any other regulation or demand of any government, bureau, board or agency which would prohibit the consummation of the transactions contemplated by his Agreement or would otherwise be breached or impaired by such consummation.

          (x) Corporate Standing. Telaleasing Enterprises, Inc. is a corporation duly organized and validly existing in good standing under the laws of the State of Illinois with full power and authority to own its properties and conduct its business as conducted.

     4.   ACCESS TO RECORDS/VERIFICATION OF ASSETS.

          Prior to Closing Seller will permit representatives of Purchaser reasonable access to all the property, books, contracts, documents, records, reports, and data bases of Seller relating to the Assets and will furnish such information concerning same as Purchaser or its agents may reasonably request. Purchaser and Seller agree that the basis for the establishment of the purchase price is the financial statements and accounting information previously provided and the number of Installed Pay Telephones.

     5.   DUE DILIGENCE.

          This Agreement shall be binding upon the parties effective as of the date of execution subject to verification, by the Purchaser, from information, records, documents and other items provided by the Seller sufficient to verify the factual basis for the warranties and representations made to it by the Seller herein.

     6.   TRANSITION MATTERS.

          (a) Implementation of Change With Owners. After Closing Seller shall fully cooperate with Purchaser, but only as specifically requested from time to time, in advising parties to the Location Agreements that the business of Seller is under new management as of the date of Closing and to advise them as to the manner in which to place requests for service in the future. Such cooperation shall be limited to that reasonable in the circumstances. If Seller believes that any such activity is unreasonable, Seller may request compensation as a condition of performance or refuse to perform such activity.

          (b) Non-Coin Long Distance. Seller is entitled to receive compensation for long distance traffic from 0+ and 0- traffic from Operator Service Providers. All such commissions, payments or other monies due and owing Seller attributable to periods prior to Closing shall be the property of Seller and shall be properly paid to Seller. This and any other property of Seller which may come into Purchaser's possession shall be promptly delivered within five (5) days by Purchaser to Seller. All such commissions, payments or other monies due and owing Seller attributable to periods after Closing shall be the property of Purchaser and shall be properly payable to Purchaser. This and any other property of Purchaser which may come into Seller's possession shall be promptly delivered within five (5) days by Seller to Purchaser. After Closing Seller shall provide such notification to payors regarding payment for amounts attributable to post closing periods as Purchaser shall reasonably request. Seller agrees to assist as required in the implementation of any change of Long Distance Provider requested by Purchaser after Closing Date subject to compliance with applicable regulations.

          (c) Coin. The parties have polled the phones prior to the date hereof and based on the mutually determined best estimate of the parties Buyer hereby agrees to pay Seller $47,000.00 for all coin in the phones at Closing in addition to the purchase price. Seller shall not accelerate or delay removal of coin from the Pay Telephones in anticipation of Closing so as to distort the estimate of the parties or the amount of coin remaining in the phones at Closing. Buyer is hereafter entitled to remove and retain all coin in the phones at Closing without further accounting to Seller for such coin.

          (d) Local Lines. After Closing Seller will cooperate in the transfer of local telephone company lines and services to Purchaser, as required. Purchaser shall use its reasonable best efforts to proceed promptly to effect a transfer of service to the local exchange carrier.

          (e) Records and Rate Files. Seller shall reasonably cooperate with Purchaser in making available all rate files, databases and similar information prior to Closing to facilitate the transfer of the Installed Pay Telephones to Buyer at Closing. Seller will cooperate in providing such records in a format and media convenient to Buyer.

          (f) Public Utility Commissions. Seller shall take reasonable action to cooperate with Buyer in obtaining the approval of the Public Utility Commissions in all applicable states for the operation of the Installed Pay Telephones. Such cooperation shall include, but not be limited to, Buyer's use of Seller's authority, if any, pending approval of Buyer's application for COCOT authority, which shall be promptly filed and prosecuted by Buyer.

     7.   CLOSING.

          The transactions contemplated by this Agreement shall be consummated on or before November 1, 1996. Said date shall be known herein as "the Closing Date" or the "Closing." The Seller and the Purchaser shall take the following actions on the Closing Date:

          (a) The Seller shall deliver to the Purchaser the following fully executed documents as a condition precedent to payment:

               (i) A Bill of Sale substantially in the form as set forth at
          Exhibit 7-a-i transferring ownership of the Assets except for those items conveyed pursuant to (P) 7(a)(ii).

               (ii) An Assignment and Assumption of the Location Agreements substantially in the form as set forth at Exhibit 7-a-ii;

               (iii) All existing, available originally executed Location Agreements;

               (iv) Such other documents as may be reasonably required to consummate and evidence the transactions and transfers contemplated by this Agreement as may be requested by Buyer.

          (b) The Purchaser shall pay the sums provided to Seller and the Escrow agent as set forth and in the manner provided by (P)2.

          (c) Transfer of Assets. On or prior to Closing Seller shall deliver all of the Assets to Purchaser. Seller shall deliver all keys (and any copies thereof) to all Installed Pay Telephones (both upper housing and lower housing keys).

          (d) Place of Closing. All transactions contemplated herein shall be consummated at the office of Seller in Jackson, Mississippi or at such other places the parties may mutually determine in writing.

          (e) Exhibits. Any Exhibits not provided at the time of execution of this Agreement shall be provided at or prior to Closing.

     8.   CONTINUING RELATIONSHIPS.

          The Seller agrees to use its reasonable efforts for a period not to exceed 180 days from closing to assure an orderly transition and favorable business relationship between the Purchaser and Seller's existing phone customers and suppliers. The Seller shall not, from and after the Closing Date, solicit orders from such customers. In addition, the Seller shall, from and after such time, direct to the Purchaser all inquiries from such customers and other persons regarding the business of Seller. The Seller shall, from and after the Closing Date, maintain the absolute confidentiality of all matters relating to the Assets and business for three (3) years following the Closing Date. Except for information which Seller has made publicly available or is otherwise in the public domain, Purchaser shall not use or disclose any information which Purchaser may have acquired concerning the Seller, or the business practices of Seller, that are not directly related to the Assets. Without limiting the foregoing and except for information which Seller has made publicly available or is otherwise in the public domain, Purchaser shall not use or divulge to any third person any financial information concerning the Seller, including, but not limited to, the Financial Statements (except for financial information directly related to the Installed Pay Telephones). None of the foregoing restrictions on disclosure by Seller or Purchaser shall apply to disclosures mandated by a court, taxing authority or other governmental entity with authority to require such disclosure.

          Except for passive investment as less than a 10% shareholder in any publicly traded company, neither Seller nor Seller's sole shareholder, Johnston Industries Alabama, Inc., shall for a period of sixty (60) months from the date of Closing directly or indirectly, own, manage, operate, join, control, participate in, advise, or be connected in any manner with any person, firm, corporation or other entity which is, or becomes engaged in the operation of pay telephones to any customers of Seller within Mississippi, Alabama, Arkansas, Florida, Louisiana, Texas or Tennessee or any person or entity within such States. This covenant on the part of the Seller, its officers and shareholders shall be construed as an agreement independent of any other provisions of this Agreement. The parties hereto agree that this restrictive covenant may be enforced in law or in equity, including, but not limited to, injunctive relief against Seller. The parties hereto agree that in the event of the breach of this restrictive covenant, the Purchaser and related entities may not have an adequate remedy at law other than an injunction, or that damages will be difficult to ascertain as the result of such breach and that, if an injunction is sought by the Purchaser or related entities, Seller waives any requirement that the Purchaser post any bond and the unsuccessful party agrees to pay any attorneys' fees and court costs in the event the successful party receives its requested relief. The Seller shall deliver at or before Closing Covenants Not to Compete in the forms as set forth at Exhibit 8(1) and Exhibit 8(2).

     9.   CONDUCT OF BUSINESS.

          From the date of this Agreement through the Closing Date, the Seller shall:

          (a) not enter into any material or unusual contracts affecting the business of Seller without the prior written consent of the Purchaser;

          (b) not create any security interests in any of the Assets.

          (c) continue to operate the business in a routine and regular fashion.

     10.  CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER.

          The obligations of the Purchaser to acquire the Assets in accordance with the terms of this Agreement and the obligations of Seller to sell the Assets shall be subject to the fulfillment on, or prior to, the Closing Date of each of the following conditions:

          (a) Accuracy of Representations. All representations and warranties of the Purchaser and Seller contained in this Agreement, and Exhibits hereto or otherwise made in writing pursuant to this Agreement shall be true and correct in all material respects on the Closing Date with the same force and effect as though made on and as of the Closing Date.

          (b) Performance of Obligations. The Seller and Purchaser shall have performed and complied with all of the obligations and conditions required by this Agreement to be performed or complied with by Seller and Purchaser on or prior to the Closing Date.

          (c) No Change of Condition and Due Diligence. The Assets shall not have been adversely affected in any material way, directly or indirectly, which would affect Purchaser's operation or use of the Assets.

     11.  BULK TRANSFERS.

          The parties agree that they will waive compliance with the requirements of any State law dealing with bulk transfers of assets either pursuant to the Uniform Commercial Code or State laws relating to sales, service or use taxes and Seller agrees to indemnify and hold Buyer harmless from any loss, expenses, costs (including reasonable legal fees and reasonable expenses) incurred by the failure to so comply. This Section, (S) 11, shall not be interpreted to relieve Seller of its obligation to transfer the Assets free and clear of all liens and encumbrances as otherwise provided in this Agreement.

     12.  COMPLIANCE WITH TAX PROVISIONS.

          Seller agrees to indemnify and hold Purchaser harmless from and against any and all sales, excise, use, income or other taxes due as a result of this transaction. If the Seller does not pay any such taxes the Purchaser may pay any such taxes at its sole discretion if Seller has failed to pay such taxes within 10 days of Seller's receipt of written notice, pay said taxes and (i) give prompt notice to Seller for reimbursement, such reimbursement to be made within three (3) business days; or (ii) pay such taxes and deduct same as a credit against the balance of the purchase price or any other consideration due to Seller. This provision does not relieve Seller from its obligation to pay such taxes if Purchaser does not avail itself of the foregoing remedies. Purchaser shall not pay any such taxes which are the subject of dispute between Seller and the applicable taxing authority provided Seller gives Purchaser written notice of such dispute and provided that such non-payment does not disrupt or interfere with Purchaser's continued use or revenues from the purchased assets. Notwithstanding the foregoing, Purchaser knows of no taxes, sales taxes, excise taxes, use taxes or other taxes (other than federal income taxes) that will become due as a result of the transactions contemplated by this Agreement.

          Purchaser agrees to indemnify and hold Seller harmless from and against any and all sales, excise, use, income or other taxes due as a result of Purchaser's use or operation of the Assets on and after the Closing Date. If the Purchaser does not pay any such taxes the Seller may pay any such taxes at its sole discretion if Purchaser has failed to pay such taxes within 10 days of Purchaser's receipt of written notice, pay said taxes and give prompt notice to Purchaser for reimbursement, such reimbursement to be made within three

(3) business days. This provision does not relieve Purchaser from its obligation to pay such taxes if Seller does not avail itself of the foregoing remedy. Seller shall not pay any such taxes which are the subject of dispute between Purchaser and the applicable taxing authority provided Purchaser gives Seller written notice of such dispute. Notwithstanding the foregoing, Purchaser knows of no taxes, sales taxes, excise taxes, use taxes or other taxes (other than federal income taxes) that will become due as a result of the transactions contemplated by this Agreement.

     13.  ADDITIONAL INSTRUMENTS.

          The Seller agree from time to time, upon the request of the Purchaser, to execute and deliver to the Purchaser such other instruments of sale, transfer, assignment and conveyance and to take such other action as the Purchaser may reasonably request to effectively vest ownership in the Purchaser of all of the Assets sold, transferred, assigned and conveyed hereunder.

     14.  EXPENSES.

          Each party hereto shall pay all expenses incurred by it in connection with the negotiation, execution and performance of this Agreement, whether or not the transactions contemplated herein are consummated, including the fees and expenses of the counsel and accountants of each.

     15.  INDEMNIFICATION.

          (a) Seller. The Seller agrees to indemnify the Purchaser fully and hold the Purchaser harmless from and against and in respect of all demands, actions or causes of action, assessments, losses, damages, liabilities, judgments, costs and reasonable expenses asserted against or incurred by the Purchaser arising out of a breach of any representation, warranty or agreement of the Seller contained in this Agreement or in any Exhibit hereto or arising out of any act or omission of the Seller prior to the Closing Date (except with respect of liabilities specifically assumed by the Purchaser). In no event shall Seller's aggregate obligation under this section, 15(a), exceed the purchase price less amounts paid to Buyer from escrow after Closing. Further, Seller hereby indemnifies Buyer against any claim or loss arising out of any matter (or lien associated therewith) set forth at Exhibit 3-h. Upon either (i) receipt by Buyer, in form reasonably satisfactory to Buyer, of direct indemnification by Johnston Industries, Inc. against any such loss or (ii) satisfaction by PTA of any judgement lien or encumbrance arising out of any matter set forth in Exhibit 3-h, Buyer shall immediately consent to the release from Escrow of the sum of $100,000.

          (b) Purchaser. The Purchaser agrees to indemnify the Seller fully and hold the Seller harmless from and against and in respect of all demands, actions, or causes of action, assessments, losses, damages, liabilities, judgements, costs and reasonable expenses asserted against or incurred by the Seller arising out of a breach of any representation, warranty or agreement of the Purchaser contained in this Agreement or in any Exhibit hereto or arising out of any act or omission of the Purchaser after the Closing Date (except with respect of liabilities specifically retained by the Seller).

          (c) De Minimus Recovery Limitation. Notwithstanding the provisions of sections 15(a) and 15(b) no party shall be liable for any indemnification or breach of representation or warranty until the amount of all damages or losses exceeds $25,000 in the aggregate, excluding. The limitations of this section shall not apply to any operating liabilities, revenues or taxes or the indemnification against loss for matters set forth on Exhibit 3-h. Once the $25,000 limit is exceeded, the party liable shall be liable for the entire amount of such loss or damage, including the $25,000 threshold amount.

          (d) Method of Asserting and Handling Claims For Indemnification. In the event that any claims or demand for which an Indemnifying Party would be liable to an Indemnified Party under this Agreement is asserted against or sought to be collected from such Indemnified Party by a third party, the Indemnified Party shall promptly notify in writing the Indemnifying Party of such claim or demand, specifying the nature of and specific basis for such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand (the "Claim Notice")). The Indemnifying Party shall not be obligated to indemnify the Indemnified Party with respect to any such claim or demand if the Indemnified Party fails to notify the Indemnifying Party thereof in accordance with the provisions of this Agreement in reasonably sufficient time so that the Indemnifying Party's ability to defend against the claim or demand is not prejudiced. The Indemnifying Party shall have thirty (30) days from the personal delivery or mailing of the Claim Notice (the "Notice Period") to notify the Indemnified Party (i) whether or not the Indemnifying Party disputes its liability to the Indemnified Party hereunder with respect to such claim or demand and (ii) whether or not the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such claim or demand. In the event that the Indemnifying Party notified the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand and except as hereinafter provided, the Indemnifying Party shall have the right to defend by all appropriate proceedings, and control the settlement of any such claim or proceeding which proceedings shall be settled or prosecuted by him to a final conclusion. If the Indemnified Party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any claim or demand which the Indemnifying Party elects to contest, including, without limitation, by executing or causing to have executed any power of attorney authorizing the Indemnifying Party to act on behalf of the Indemnified Party or the Companies, or, if appropriate and related to the claim in question, in making any counterclaim against the person asserting the third-party claim or demand, or any cross-complaint against any person. No claim may be settled without the consent of the Indemnifying Party.

     16.  SURVIVAL OF REPRESENTATION.

          All representations, warranties and agreements contained in this Agreement or any Exhibit hereto or made pursuant of the transactions contemplated by this Agreement shall survive the Closing Date for a period of eighteen months from the Closing Date.

     17.  MISCELLANEOUS PROVISIONS.

          (a) Publicity. All notices to third parties and all other publicity concerning the transaction contemplated by this Agreement shall be planned and coordinated by Purchaser. Seller agrees not to make any public disclosure regarding this transaction without the prior written approval of Buyer, except as otherwise required by this Agreement, or applicable law. Nothing in this paragraph 17 shall prevent Seller from disclosing elements of this agreement to its agents, attorneys and accountants in the normal course of its business.

          (b) Effect of Headings. The subject headings of the articles, sections and paragraphs of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

          (c) Counterparts. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          (d) Waiver of Compliance. Any failure of Purchaser, on the one hand, or Seller, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing. Failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

          (e) Availability of Equitable Remedies. Since a breach of various provisions of this Agreement could not adequately be compensated by money damages, Seller or Purchaser, as the case may be, may obtain, in addition to any other remedy available to it, an injunction restraining such breach and specific performance of such provisions of this Agreement without proof of loss or imminent loss, and no bond or other security shall be required in connection therewith.

          (f) Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.

          (g) Binding on Successors. This Agreement shall be binding on, and inure to the benefit of, the parties to it and their respective heirs, legal representatives and successors.

          (h) Disclosure. No representation or warranty made by any party hereto and no certificate or document furnished or to be furnished to any party hereto pursuant to this Agreement contains or will contain any untrue statement of a material fact.

          (i) Exhibits. The exhibits referred to herein shall be attached hereto and are a part of this Agreement as if fully set forth herein.

          (j) Notices. All notices, requests, demands or other communications required or permitted hereunder shall be in writing and shall be deemed to have been delivered five days after posting by certified United States Mail, with postage prepaid:

     (1)  If to Purchaser:
                              Davel Communications Group, Inc.
                              601 West Morgan
                              Jacksonville, IL  62650
                              Attn: T.C. Rammelkamp, Jr.

     (2)  If to Seller:       Johnston Industries, Inc.
                              105 Thirteenth Street
                              Columbus, GA  31901
                              Attn: John W. Johnson, V.P. and CFO

          with copy to:       Smith, Gambrell & Russell
                              1230 Peachtree Street, NE
                              Suite 3100 - Promenade 2
                              Atlanta, GA  30309
                              Attn: David J. Harris

or to such other person or address as a party shall furnish to the other parties hereto in writing.

          (k) Arbitration, Governing Law and Attorney Fees. All disputes arising under this Agreement shall be settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one arbitrator, knowledgeable in the hospitality and telecommunications industry, appointed in accordance with said Rules, with recourse, if necessary, to the International Center for Technical Expertise of the ICC in accordance with the ICC's Rules for Technical Expertise; provided however if the amount in dispute is more than $100,000 three arbitrators shall be appointed upon the request of either party. Unless the parties agree otherwise, the place of Arbitration shall be Chicago, Illinois, U.S.A. Any agreed place of Arbitration must be in a country which is a party to the Convention on the Recognition and Enforcement of Foreign Arbitration Awards ("New York Convention"). The Arbitration proceedings shall be conducted in the English language. The costs of Arbitration and the expenses of the parties in preparation and attending the arbitration proceeding or any other proceeding arising out of this Agreement, including but not limited to the reasonable attorney fees of the parties, shall be charged to the party substantially prevailing. Reasonable attorney's fees shall be computed by reference to the reasonable charge for such services without regard to the amount actually paid or whether or not the services were performed by in-house counsel or otherwise and shall include reasonable costs associated with such services. This Agreement shall be governed and construed in accordance with the laws of the State of Illinois.

          (l) Entire Agreement. This Agreement, including the exhibits and other documents referred to herein which form a part hereof, embodies the entire agreement and understanding or the parties hereto in respect to the subject matter contained herein. There are no restrictions, promises, warranties, covenants or understandings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the parties hereto.

          (m) Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

          (n) Non-Disclosure. Seller agrees that it shall not negotiate for the sale, trade or other transfer of any of the assets which are the subject of this Agreement after the execution of this Agreement and prior to the earlier of termination of the Agreement or Closing.

          (o) Recitals. The introductory recitals set forth on page one of this Agreement are specifically incorporated into this Agreement and are a part thereof.

     18.  ESCROW PROVISIONS.

          On the date of Closing $533,000 in accordance with the provisions of
(P) 2(b) shall be paid into an Escrow by deposit to The Farmers State Bank and Trust Company to secure payment of the items set forth at paragraphs 2(c), 3(a), 3(b), 3(c), 3(g), 3(h), 3(i), 3(l), 3(m), 3(n), 3(o), 3(q), 6(b), 6(c),
6(e), 11, 12, 14 and 15 of this Agreement. The Escrow Agreement shall provide that the escrowed funds shall not be distributed except on direction of both parties or upon order of a court of competent jurisdiction. The Seller may direct the investment of escrowed funds, but all investments must be in either United States Government or domestic Bank instruments denominated in United States currency. All interest earned on the escrowed funds shall be allocated proportionately as the amounts are distributed to the parties. The escrow Agreement shall provide that both parties will submit an interim accounting to each other within 90 days of Closing at which time, upon written direction to the escrow agent signed by both parties, the escrow agent shall disburse all of the escrow funds in accordance with said written direction, except such funds as are necessary to secure Buyer's position in respect to the Kenner and Ridgeland Contracts as set forth at (P) 2-c. The Escrow shall continue consistent with the terms of (P) 2-c of this Agreement until all fund have been disbursed. In all events the parties shall submit to each other a final accounting no later than January, 2001 at which time, upon written direction to the escrow agent signed by both parties, the escrow agent shall disburse all of the escrow funds in accordance with said written direction. The terms of the Escrow Agreement shall be substantially as set forth at Exhibit 18.

     19.  GUARANTY.

          In accordance with the terms and subject to the limitations of the Guaranty attached hereto at Exhibit 19(1) Johnston Industries Alabama, Inc., sole shareholder of Seller hereby fully guaranties the performance of this Agreement in all of its particulars by Seller. Further, in accordance with the terms and subject to the limitations of the Guaranty attached hereto at Exhibit 19(2), Johnston Industries, Inc., sole shareholder of Johnston Industries Alabama, Inc., hereby fully guaranties the performance by Johnston Industries Alabama, Inc. on its guaranty.

     In accordance with the terms of the Guaranty attached hereto at Exhibit 19(3), Davel Communications Group, Inc. being the sole shareholder of Buyer hereby fully guaranties the performance of this Agreement in all of its particulars by Buyer.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

PURCHASER:
                                   TELALEASING ENTERPRISES, INC.,
                                    an Illinois Corporation

                                   __________________________________
                                   By: Theodore C. Rammelkamp, Jr.
                                   Its:  Senior Vice President
Attest:

_____________________________
By: Michael Kouri
Its:  Senior Vice President


Seller:
                                   PAY TELEPHONE AMERICA, LTD.,
                                    a Mississippi Corporation

                                   __________________________________
                                   By:  James Wilkins
                                   Its:   President
ATTEST

_____________________________
By:
Its:

Guarantor
                                   DAVEL COMMUNICATIONS GROUP, INC.,
                                    an Illinois Corporation

                                   __________________________________
                                   By:
                                   Its:
Attest

_____________________________
By: Michael Kouri
Its: Senior Vice President

Guarantor
                    JOHNSTON INDUSTRIES ALABAMA, INC.


                    _____________________________________________
                    By:

                    Its:

ATTEST


_______________________________________
By:
Its:


Subordinate
Guarantor
                    JOHNSTON INDUSTRIES, INC.


                    _____________________________________________
                    By:
                    Its:

ATTEST


_______________________________________
By:
Its: